EXHIBIT 24.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement, Form S-3, and related Prospectus of Konover Property Trust, Inc. for the registration of 780,680 shares of its Series A convertible preferred stock and 3,988,255 shares of its common stock and to the incorporation by reference therein of our report dated January 31, 1997, with respect to the consolidated statements of operations, cash flows, and changes in stockholders' equity of Konover Property Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                /s/ ERNST & YOUNG LLP

                                                    ERNST & YOUNG LLP


Raleigh, North Carolina
September 20, 1999